EXHIBIT 2


KEITH ANDREWS
Suite 601, 627 Moberly Road, Vancouver, BC V5Z 4B3
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January 7, 2005


Board of Directors
LegalPlay Entertainment Inc.
Suite 201, 1166 Alberni Street
Vancouver, BC V6E 3Z3


To the Board of Directors,

I, Keith Andrews, hereby resign as a Director of Legal Play Entertainment Inc., effective immediately.

Regards,




 /s/ Keith Andrews
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Keith Andrews




I hereby CERTIFY THAT THIS IS A TRUE COPY of Keith Andrews' resignation dated January 7, 2005.




 /s/ Gregory Cathcart
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Gregory Cathcart, President


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